As filed with the Securities and Exchange Commission on May 16, 2008

Registration No. 333-137254

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYNPLICITY, INC.

(Exact name of Registrant as specified in its charter)

California	77-0368779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 West California Avenue

Sunnyvale, California 94086

(408) 215-6000

(Address, including zip code, of principal executive offices)

Synplicity, Inc. Deferred Compensation Plan

(Full title of the plan)

Brian Cabrera

Vice President, General Counsel

and Corporate Secretary

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

(Name and address of agent for service)

(650) 584-5000

(Telephone number, including area code, of agent for service)

With a copy to:

Mark Leahy

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

                                           (Do not check if a smaller reporting company)

DEREGISTRATION OF DEFERRED COMPENSATION OBLIGATIONS

The Registration Statement on Form S-8 (Registration No. 333-137254) (the “Registration Statement”) of Synplicity, Inc., a California corporation (“Synplicity”), pertaining to the registration of unsecured obligations of Synplicity to pay deferred compensation in the future (the “Deferred Compensation Obligations”) in accordance with the terms of the Synplicity, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), to which this Post-Effective Amendment No. 1 relates was filed with the Securities and Exchange Commission on September 12, 2006. On September 12, 2006, the Securities and Exchange Commission declared the Registration Statement effective.

Synopsys, Inc., a Delaware corporation (“Synopsys”), St. Andrews Acquisition Corp., a California corporation and wholly owned subsidiary of Synopsys, and Synplicity have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, the merger of St. Andrews Acquisition Corp. with and into Synplicity with Synplicity surviving as a wholly owned subsidiary of Synopsys (the “Merger”) and the conversion of all outstanding shares of Synplicity’s common stock into the right to receive $8.00 per share of cash, without interest.

On May 15, 2008, Synopsys acquired outstanding shares of Synplicity’s common stock and subsequently effected the Merger pursuant to Section 1103 of the Corporations Code of the State of California. The Merger became effective as specified in an Agreement of Merger filed with the Secretary of State of the State of California on May 15, 2008.

In connection with the Merger, Synplicity has terminated the Deferred Compensation Plan. In accordance with an undertaking made by Synplicity in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Synplicity hereby removes from registration all Deferred Compensation Obligations registered under the Registration Statement that remain unsold as of May 15, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 16, 2008.

By:	/s/ Erika Varga
Erika Varga
President, Chief Executive Officer, Chief Financial Officer, Vice President, Secretary and Sole Director

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